Exhibit 10.1

ENLIVEN THERAPEUTICS, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved February 23, 2023, amended on February 13, 2024, January 17, 2025, January 1, 2026, and last amended June 10, 2026 (the “Effective Date”).

Enliven Therapeutics, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (as amended from time to time, the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s Amended and Restated 2020 Equity Incentive Plan, as amended from time to time (or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or any similar term in the equity plan then in place under which such equity award is granted) (such applicable plan, the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash and other compensation such Outside Director receives under this Policy.

Subject to Section 8 of this Policy, this Policy will be effective as of the Effective Date.

1.
Cash Compensation
a.
Annual Cash Retainers for Service as Outside Director and Chair. Each Outside Director will be paid a cash retainer of $45,000 per year (“Outside Director Retainer”). In addition to the Outside Director Retainer, each Outside Director who serves as the Chair of the Board (the “Chair”) will be paid an additional cash retainer of $40,000 per year. There are no per meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
b.
Additional Annual Cash Retainers for Service as Committee Chair and Committee Member
i.
As of the Effective Date, each Outside Director who serves as the chair or a member of a committee of the Board will be eligible to earn additional annual fees as follows:

Audit Committee Chair:	$20,000
Member of Audit Committee:	$10,000
Compensation Committee Chair:	$15,000
Member of Compensation Committee:	$7,500
Nominating and Corporate Governance Committee Chair:	$10,000
Member of Nominating and Corporate Governance Committee:	$5,000

For clarity, each Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair.

c.
Payments. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than thirty (30) days following the end of such immediately preceding Fiscal Quarter. For purposes of clarity, an Outside Director who has served as an Outside Director, as the Chair, or as a member of an applicable committee (or chair thereof) during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities. For purposes of clarity, an Outside Director who has served as an Outside Director, as the Chair, or as a member of an applicable committee (or chair thereof), from the Effective Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”), will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.
2.
Equity Compensation

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

a.
No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of shares of Common Stock (“Shares”) to be covered by such Awards, except as provided in Sections 2(d)(ii) and 8 below.
b.
Initial Awards. Each individual who first becomes an Outside Director following the Effective Date will be granted an award of Options (an “Initial Award”) to purchase a number of Shares having a Value (as defined below) of $650,000, with any resulting fraction rounded down to the nearest whole Share; provided that the number of Shares subject to an Initial Award will not exceed 72,258 (meaning, for the avoidance of doubt, that the Value of an Initial Award automatically will be reduced as applicable in order to prevent the number of Shares subject to such Initial Award from exceeding 72,258), with such limit subject to equitable adjustment by the Board in the event of a capitalization adjustment described in Section 9(a) of the Plan. The Initial Award will be granted automatically on the first Trading Day on or after the date on which such individual first becomes an Outside Director (the first date as an Outside Director, the “Initial Start Date”), whether through election by the Company’s stockholders or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award. Each Initial Award will be scheduled to vest in equal monthly installments over the next thirty-six (36) months on the same day of each relevant month as the applicable vesting date, in each case subject to the Outside Director continuing to be an Outside Director through the applicable vesting date.
c.
Annual Award. Following the Effective Date, on the date of the first meeting of the Board that occurs in the first Fiscal Quarter of each year (a “First Quarter Meeting”), each Outside Director automatically will be granted an award of Options (an “Annual Award”), effective on the date of the applicable First Quarter Meeting, to purchase a number of Shares having a Value (as defined below) of $325,000, with any resulting fraction rounded down to the nearest whole Share; provided that the first Annual Award granted to an individual who first becomes an Outside Director following the Effective Date will have a Value equal to the product of (A) $325,000 multiplied by (B) a fraction, (i) the numerator of which is the number of fully completed months between the applicable Initial Start Date and the date of the initial First Quarter Meeting to occur after such individual first becomes an Outside Director, and (ii) the denominator of which is twelve (12); and provided further that the number of Shares subject to an Annual Award will not exceed 36,129 (meaning, for the avoidance of doubt, that the Value of an Annual Award automatically will be reduced as applicable in order to prevent the number of Shares subject to such Annual Award from exceeding 36,129), with such limit subject to equitable adjustment by the Board in the event of a capitalization adjustment described in Section 9(a) of the Plan and automatic pro rata adjustment pursuant to the terms of this subsection with respect to the first Annual Award granted to an individual who first becomes an Outside Director following the Effective Date. Each Annual Award will be scheduled to vest in full on the earlier of (x) the first anniversary of the Annual Meeting of the Company’s stockholders (each an “Annual Meeting”) that occurs in the same calendar year as the date on which the Annual Award is granted or (y) the date of the Annual Meeting that occurs in the calendar year immediately following the calendar year containing the date on which the Annual Award is granted, in each case subject to the Outside Director continuing to be an Outside Director through the applicable vesting date (by way of example, if an Annual Award is granted on February 13, 2024 and the 2024 Annual Meeting is held on May 29, 2024, such Annual Award will vest on the earlier of May 29, 2025 or the date of the 2025 Annual Meeting, subject to the applicable Outside Director continuing to be an Outside Director through the applicable vesting date).
d.
Additional Terms of Initial Awards and Annual Awards. The terms and conditions of each Initial Award and Annual Award will be as follows:
i.
Each Initial Award and Annual Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Designated Committee (as defined below), as applicable, for use thereunder.
ii.
Revisions. The Board or any committee of the Board designed by the Board with appropriate authority (the “Designated Committee”), as applicable and in its discretion, may change and otherwise revise the terms of Initial Awards and Annual Awards granted under this Policy, including, without limitation, the number of Shares subject thereto and type of Award.
iii.
For purposes of this Policy, “Value” means the grant date fair value as determined in accordance with U.S. generally accepted accounting principles, or such other methodology the Board or any Designated Committee, as applicable, may determine prior to the grant of the applicable Award becoming effective.
3.
Other Compensation and Benefits

Outside Directors also may be eligible to receive other compensation and benefits, as may be determined by the Board or its Designated Committee, as applicable, from time to time.

4.
Change in Control

In the event of a Reorganization Event that constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i) (a “Change in Control”), each Outside Director will fully vest in his or her outstanding Company equity awards as of immediately prior to a Change in Control, including any Initial Awards and Annual Awards, provided that the Outside Director continues to be an Outside Director through the date of the Change in Control.

5.
Annual Compensation Limit

No Outside Director may be granted Awards with Values, and be provided cash retainers or fees, with amounts that, in any fiscal year of the Company (“Fiscal Year”), in the aggregate, exceed $750,000, provided that, in the Fiscal Year containing an Outside Director’s Initial Start Date, such limit will be increased to $1,000,000. Any Awards or other compensation provided to an individual for his or her services as an employee, or for his or her services as an advisor or consultant other than as an Outside Director will be excluded for purposes of the foregoing limit.

6.
Travel Expenses

Each Outside Director’s reasonable, customary, and properly documented, out-of-pocket travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company.

7.
Code Section 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Code Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt or excepted from or otherwise comply with the requirements of Code Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any affiliate have any responsibility, liability or obligation to reimburse, indemnify, or hold harmless an Outside Director or any other person for any taxes imposed, or other costs incurred, as a result of Code Section 409A.

8.
Revisions

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed in writing between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Designated Committee’s ability to exercise the powers granted to it with respect to Awards granted pursuant to this Policy prior to the date of such termination, including without limitation such applicable powers set forth in the Plan.

* * *